EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of Temple-Inland Inc. and to the incorporation by reference therein of our reports dated March 8, 2005, with respect to the consolidated financial statements of Temple-Inland Inc., Temple-Inland Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Temple-Inland Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Austin, Texas
December 1, 2005